As filed with the Securities and Exchange Commission on June 30, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LeapFrog Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4652013
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6401 Hollis Street, Suite 100, Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan

(Full title of the Plan)

ROBERT LATTUGA

VICE PRESIDENT AND

GENERAL COUNSEL

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 100

Emeryville, California 94608-1017

(Name and address of agent for service)

(510) 420-5000

(Telephone number, including area code, of agent for service)

With a Copy to:

John W. Campbell, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105-2482

Tel: (415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Class A Common Stock, $.0001 par value per share	16,559,975 shares (2)	$4.095	$67,813,098	$7,873

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	This total represents the aggregate amount of shares of the registrant’s Class A common stock, par value $0.0001 per share (“Common Stock”), authorized to be issued under the LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan (the “2011 EIP”), comprised of (i) 6,000,000 newly approved shares of Common Stock available for grant under the 2011 EIP, plus (ii) 4,183,697 shares of Common Stock (the “Available Reserve”) that remained available for new grants under the LeapFrog Enterprises, Inc. Amended and Restated 2002 Equity Incentive Plan (the “Prior Plan”) as of June 2, 2011 (the date of stockholder adoption and effectiveness of the 2011 EIP), which automatically became available for issuance under the 2011 EIP upon its effectiveness, plus (iii) 6,376,278 shares of Common Stock, which represents shares allocated under the Prior Plan for outstanding stock awards granted under the Prior Plan as of June 2, 2011 (“Returned Shares”). To the extent that outstanding stock awards may expire or terminate for any reason prior to exercise or settlement or may be forfeited because of the failure to meet a contingency or condition required to vest such shares or may be reacquired or withheld to satisfy a tax withholding obligation or as consideration for the exercise of a stock option, the underlying shares allocated to such stock awards under the Prior Plan shall become available for issuance pursuant to awards granted under the 2011 EIP. No new stock awards will be made under the Prior Plan, and the Available Reserve, plus any Returned Shares that may become available for issuance under the 2011 EIP, have been allocated to the 2011 EIP for purposes of the registration of shares of Common Stock pursuant to this Registration Statement.

(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on June 23, 2011.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

    The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

    The following documents filed by the registrant with the Commission are incorporated by reference herein:

    a.        The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 which includes audited financial statements for the registrant’s latest fiscal year.

    b.        All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

    c.        The description of the registrant’s Common Stock contained in the registrant’s Statement on Form 8-A, filed July 16, 2002 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the registrant or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

    Not applicable.

Item 5.	Interests of Named Experts and Counsel.

    Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. The registrant’s Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law and provides that directors will not be personally liable to the registrant or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability (a) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. The registrant’s Amended and Restated Certificate of Incorporation also provides that the registrant shall indemnify any director or officer to the maximum extent provided by Delaware law.

The registrant’s Amended and Restated Bylaws generally require that registrant indemnify its directors to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that registrant may modify the extent of such indemnification by individual contracts with its directors. The registrant’s Amended and Restated Bylaws also permit the registrant to indemnify its officers, employees and other agents as set forth in the DGCL or any other applicable law. Indemnified parties may be entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The registrant’s Amended and Restated Bylaws also require the registrant to advance litigation expenses in the case of stockholder derivative or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

In addition, the registrant has entered into indemnity agreements with each of its directors and executive officers and with certain of its other officers to give such directors and officers additional contractual assurances regarding the scope of indemnification. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

The registrant has obtained a policy of directors’ and officers’ liability insurance that insures the registrant’s directors and officers against the cost of defense, settlement or payment of a judgement under certain circumstances.

Item 7.	Exemption From Registration Claimed.

    Not applicable.

Item 8.	Exhibits.

Exhibit Number	Document

4.01(1)	Amended and Restated Certificate of Incorporation

4.02(2)	Amended and Restated Bylaws

4.03(3)	Form of Specimen Class A Common Stock Certificate

4.04(4)	Fourth Amended and Restated Stockholders Agreement, dated as of May 30, 2003, by and among LeapFrog Enterprises, Inc. and the other persons named therein

4.05(5)	LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan

5.01	Opinion of Morrison & Foerster LLP

23.01	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.02	Consent of Ernst & Young LLP

24.01	Power of Attorney (see Signature Page)

(1) Previously filed as Exhibit 3.03 to the registrant’s Amendment No. 6 to its Registration Statement on Form S-1/A (Filing No. 333-86898), filed with the Commission on July 22, 2002, and incorporated by reference herein.

(2) Previously filed as Exhibit 3.01 to the registrant’s Current Report on Form 8-K (Filing No. 001-31396), filed with the Commission on June 5, 2009, and incorporated by reference herein.

(3) Previously filed as Exhibit 4.01 to the registrant’s Annual Report on Form 10-K (File No. 001-31396), filed with the Commission on March 7, 2006, and incorporated by reference herein.

(4) Previously filed as Exhibit 4.02 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-31396), filed with the Commission on August 12, 2003, and incorporated by reference herein.

(5) Previously filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K/A (File No. 001-31396), filed with the Commission on June 30, 2011, and incorporated by reference herein.

Item 9.	Undertakings.

    (a)      The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on June 30, 2011.

LEAPFROG ENTERPRISES, INC.

By:	/s/ John Barbour
John Barbour
Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints John Barbour and Mark Etnyre, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ John Barbour John Barbour	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2011

/s/ Mark A. Etnyre Mark A. Etnyre	Chief Financial Officer (Principal Financial Officer)	June 30, 2011

/s/ Sarah A. Mason Sarah A. Mason	Corporate Controller (Principal Accounting Officer)	June 30, 2011
/s/ William B. Chiasson William B. Chiasson	Chairman of the Board	June 30, 2011
/s/ Thomas J. Kalinske Thomas J. Kalinske	Vice Chairman of the Board	June 30, 2011
/s/ Paul T. Marinelli Paul T. Marinelli	Director	June 30, 2011
/s/ Stanley E. Maron Stanley E. Maron	Director	June 30, 2011
/s/ E. Stanton McKee, Jr. E. Stanton McKee, Jr.	Director	June 30, 2011
/s/ David C. Nagel David C. Nagel	Director	June 30, 2011
/s/ Philip B. Simon Philip B. Simon	Director	June 30, 2011
/s/ Caden Wang Caden Wang	Director	June 30, 2011

INDEX TO EXHIBITS

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Original Exhibit Number	Filing Date	Filed Herewith
4.01	Amended and Restated Certificate of Incorporation	S-1	333-86898	3.03	7/22/2002

4.02	Amended and Restated Bylaws	8-K	001- 31396	3.01	6/5/2009

4.03	Form of Specimen Class A Common Stock Certificate	10-K	001-31396	4.01	3/7/2006

4.04	Fourth Amended and Restated Stockholders Agreement, dated as of May 30, 2003, by and among LeapFrog Enterprises, Inc. and the other persons named therein	10-Q	001- 31396	4.02	8/12/2003

4.05	LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan	8-K/A	001-31396	10.1	6/30/2011
5.01	Opinion of Morrison & Foerster LLP					X
23.01	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)					X
23.02	Consent of Ernst & Young LLP					X
24.01	Power of Attorney (included on the signature page hereto)					X